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                                                                 Exhibit 99.11

                               ULTRATECH STEPPER, INC.
                           NOTICE OF GRANT OF STOCK OPTION



          Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of Ultratech Stepper, Inc. (the "Corporation"):

          OPTIONEE:___________________________________________________________

          GRANT DATE:  _________________________,  199___

          VESTING COMMENCEMENT DATE:  _______________________,  199___

          OPTION PRICE:  $ _________________ per share

          NUMBER OF OPTION SHARES:  ___________________  shares of Common Stock

          EXPIRATION DATE:  ______________________, 200___

          TYPE OF OPTION:  Non-Statutory Stock Option

          EXERCISE SCHEDULE: The Option shall become exercisable for twenty-four percent (24%) of the Option Shares upon the Optionee's completion of one year of Service (as defined in the attached Stock Option Agreement) measured from the Vesting Commencement Date and shall become exercisable for the balance of the Option Shares in a series of thirty-eight (38) successive equal monthly installments upon the Optionee's completion of each additional month of Service over the thirty-eight (38)-month period measured from the first anniversary of the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares following the Optionee's cessation of Service.

          Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Ultratech Stepper, Inc. Supplemental Stock Option/ Stock Issuance Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as EXHIBIT
A. A copy of the official Plan Prospectus is attached hereto as EXHIBIT B. A copy of the actual plan document is available upon request made to the Corporate Secretary at the Corporation's principal offices.

          AT WILL EMPLOYMENT. Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

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          DEFINITIONS.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option
Agreement.

DATED:________________________, 199____



                                   ULTRATECH STEPPER, INC.

                                   By:_______________________________

                                   Title:____________________________



                                   __________________________________
                                               OPTIONEE

                                   Address: _________________________

                                   __________________________________


ATTACHMENTS
EXHIBIT A - STOCK OPTION AGREEMENT
EXHIBIT B - PLAN SUMMARY AND PROSPECTUS




                                       2

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                                      EXHIBIT A

                                STOCK OPTION AGREEMENT




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                                      EXHIBIT B

                             PLAN SUMMARY AND PROSPECTUS